Exhibit 99.1

June 17, 2014

EPSILON PROVIDES SPECIALTY RETAILER ANN INC. WITH A
COMPREHENSIVE CRM DATABASE SOLUTION

Epsilon, an Alliance Data company (NYSE: ADS), announced that it has signed a multiyear agreement to provide ANN INC. (NYSE: ANN) with a comprehensive customer relationship management (CRM) database solution.

The Epsilon solution enables marketing across multiple channels including email, direct mail and online, and allows for greater segmentation and stronger analytics. Epsilon’s solution has also enabled ANN INC. to streamline reporting and campaign management to better evaluate success and return on investment.

ANN INC. is also a private label and co-brand credit card client of Alliance Data’s Retail Services business.

About Epsilon
Epsilon is the global leader in creating customer connections that build brand and business equity. A new breed of agency for a consumer-empowered world, our unique approach harnesses the power of rich data, world-leading technologies, engaging creativity and transformative ideas to ignite connections between brands and customers, delivering dramatic results. Recognized by Ad Age as the #1 U.S. Agency from All Disciplines, #1 World CRM/Direct Marketing Network and #3 U.S. Digital Agency Network, we employ over 5,000 associates in 60 offices worldwide. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com, follow us on Twitter @EpsilonMktg or call 1.800.309.0505.

About Alliance Data
Alliance Data® (NYSE: ADS) and its combined businesses is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 company headquartered in Dallas, Alliance Data and its three businesses employ approximately 12,000 associates at more than 80 locations worldwide. Alliance Data was named to FORTUNE magazine’s 2014 list of World’s Most Admired Companies.

Alliance Data consists of three businesses: Alliance Data Retail Services, a leading provider of marketing-driven credit solutions; Epsilon®, a leading provider of multichannel, data-driven technologies and marketing services; and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our website, www.alliancedata.com, or follow us on Twitter via @AllianceData.

About ANN INC.
ANN INC. is the parent Company of Ann Taylor and LOFT, two of the leading women's specialty retail fashion brands in North America. As of May 3, 2014, the Company operated 1,032 Ann Taylor, Ann Taylor Factory, LOFT and LOFT Outlet stores in 47 states, the District of Columbia, Puerto Rico and Canada. Our Ann Taylor and LOFT brands are also available online in more than 100 countries worldwide at AnnTaylor.com and LOFT.com. Visit ANNINC.com for more information (NYSE: ANN).
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